2525 Shader Road

Orlando, FL 32804

Phone: (407) 298-2000

Fax: (407) 578-7731

Hans Wunderl
73 Perry Road
Bedford, NH 03110

February 3, 2009

Dear Mr. Wunderl:

On behalf of The LGL Group, Inc. (the “Company”) we are pleased to present you this offer to join the Company in the position of Chief Operating Officer.  If you accept this offer, the Company will employ you as its Chief Operating Officer beginning on February 3, 2009 (the “Start Date”).  This letter sets forth the terms of our offer.

1.

Base Compensation.   The Company will pay to you an annual base salary of $200,000, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.

2.

Incentive Compensation.

a.

Plan of Operations.  You will be eligible for a cash bonus payment of $50,000, less applicable withholdings and deductions, in the event you (i) submit a plan of operations (the “Plan”) to the Company’s Operations Committee, consisting of Robert Zylstra, the Company’s Chief Executive Officer, and certain members of the Company’s Board of Directors (the “Operations Committee”), within ninety (90) calendar days after the Start Date and (ii) the Plan is approved by the Operations Committee.  Such payment will be made within thirty (30) calendar days after the date the Operations Committee approves the Plan (the “Plan Approval Date”).

b.

Performance Thresholds.  You will be eligible for a cash bonus payment of $100,000, less applicable withholdings and deductions, provided that you and the Company meet certain performance thresholds, mutually agreed upon by you and the Operations Committee and set forth in the Plan, over the 12-month period beginning on the Plan Approval Date.  Such payment will be made within sixty (60) calendar days after the end of such 12-month period.

c.

Economic Value Added.  You will be eligible for an annual bonus payment of up to $125,000, less applicable withholdings and deductions, for each of fiscal 2009,

2010 and 2011.  The amount of the payment will equal the lesser of (i) $125,000 or (ii) 3% of the increase in the economic value of the Company over the course of the applicable year.  The economic value of the Company at January 1, 2009 will be deemed to be $18 million.  The economic value of the Company at the end of each succeeding year will be 7.0 times the EBITDA (plus cash and marketable securities and minus total debt) of the Company for such year, calculated in the manner set forth on Exhibit A hereto.  The economic value of the Company at January 1, 2010 and the beginning of any succeeding year will be the greater of (i) the economic value of the Company at the end of the previous year, as calculated in accordance with the previous sentence, or (ii) $18 million.  Should there have been any stock issued in connection with any acquisition or capital raise included in the calculation, the value of the stock issued, at the time of issuance, will be deemed to be debt for purposes of the calculation.  The bonus payment will be payable, at the election of the Company, in cash or in restricted shares of the Company’s common stock.  The bonus payment with respect to a given year will be made in four (4) quarterly instalments, to be paid at the end of each of the 1st, 2nd, 3rd and 4th fiscal quarters of the following year.  You must remain employed by the Company through the end of a given year to be eligible for the bonus with respect to such year.

3.

Benefits.

a.

Vacation:  Each year you will be eligible for vacation benefits consistent with Company policy applicable to its executive employees.

b.

Other Benefits:  You will be eligible to participate in the Company’s health and other employee benefit programs that are provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time.

4.

Expenses.

a.

Orlando Travel Expenses.  The Company will pay your Orlando travel expenses or reimburse you for Orlando travel expenses up to a maximum combined total of $4,200 per month.

b.

All Other Travel Expenses.  Your non-Orlando travel expenses will be reimbursed according to the Company’s normal travel expense reimbursement policies.

5.

Reporting Responsibility.  You will report to the Operations Committee.

6.

“At-Will” Employment.  You acknowledge that you are an employee-at-will and may be terminated by the Company at any time for any legally permissible reason.

By accepting the Company’s offer of employment, you represent that your acceptance of the offer does not, and will not, cause you to violate any current contract or commitment, and it is a condition of your employment that there are no constraints on your ability to fully perform the duties of the position offered.

This offer letter comprises the entire description of your compensation, and fully supersedes any and all prior discussions, documents, promises, agreements, letters, and memoranda regarding this subject matter.

Please note that this offer of employment is subject to your satisfactory completion of a background check and confirmation of your eligibility to work in the United States under the terms of the Immigration Reform and Control Act of 1986.

We look forward to working with you.  Please call me with any questions or comments you may have.

Very truly yours,

THE LGL GROUP, INC.

_________________________________
Name: Robert Zylstra

Title:   Chief Executive Officer

AGREED AND ACCEPTED:

By:

_________________________

HANS WUNDERL

Exhibit A

Calculation of Economic Value

LGL Group Economic Value (for year 2009)    =    7.0 x LGL EBITDA (total for year 2009)

      +  LGL Cash (for year-end 2009)

      +  LGL Marketable Securities (for year-end 2009)

      –  LGL Total Debt (for year-end 2009)

Subsequent years will be calculated in like manner